CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.35

EXECUTION

MASTER REPURCHASE AGREEMENT

Between:

ROYAL BANK OF CANADA, as Buyer

and

AMERIHOME MORTGAGE COMPANY, LLC, as Seller

Dated as of August 16, 2019

i

SECTION 32.	AUTHORIZATIONS	57

SECTION 33.	AGENT	57

SECTION 34.	MISCELLANEOUS	57

SECTION 35.	GENERAL INTERPRETIVE PRINCIPLES	58

EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Eligible Mortgage Loans

SCHEDULE 2	Current Indebtedness

SCHEDULE 3	Seller Notices; Authorized Representatives of Seller

SCHEDULE 4	Wire Instructions

EXHIBIT A	Transaction Confirmation

EXHIBIT B	Reserved

EXHIBIT C	Form of Secretary’s Certificate and Resolutions

EXHIBIT D	Form of Power of Attorney

EXHIBIT E	Form of Warehouse Lender’s Release Letter

EXHIBIT F	Form of Servicer Notice

ii

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of August 16, 2019, between AMERIHOME MORTGAGE COMPANY, LLC, a Delaware limited liability company (including its successors in interest and permitted assigns, “Seller”) and ROYAL BANK OF CANADA, a Canadian chartered bank, acting through a New York Branch (including its successors in interest and permitted assigns and, with respect to Section 17, its participants, “Buyer”).

SECTION 1.                                     APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer Mortgage Loans to Buyer on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on a servicing released basis at a date certain after the related Purchase Date which in no event will exceed one (1) year following the Purchase Date, against the transfer of funds by Seller.  Each such transaction will be referred to herein as a “Transaction” and will be governed by this Repurchase Agreement (including any supplemental terms or conditions contained in any Transaction Confirmation or schedules or exhibits identified herein, as applicable hereunder), unless otherwise agreed in writing.  For the avoidance of doubt, and for administrative and tracking purposes, the purchase and sale of each Mortgage Loan hereunder shall be deemed a separate Transaction.  This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2.                                     DEFINITIONS

As used herein, the following terms will have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” has the meaning set forth in Section 31(a) hereof.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Actual Price Differential” has the meaning set forth in Section 5(a) hereof.  “Additional Purchased Assets” means Eligible Mortgage Loans and Cash Margin.

“Additional Purchased Assets” means Eligible Mortgage Loans and Cash Margin.

“Adjusted Tangible Net Worth” has the meaning assigned to such term in the Pricing Side Letter.

“Affiliate” means with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, that for purposes of this Repurchase Agreement, Aris Mortgage Holding Company, LLC shall be deemed to be the only Affiliate of Seller.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agency Approval” has the meaning set forth in Section 11(aa) hereof.

“Agency Eligible Loan” means a Mortgage Loan (other than a Government Loan) that is originated in compliance with the applicable Agency Guidelines (other than for exceptions to the Agency Guidelines provided by the applicable Agency to Seller) and is eligible for sale to or securitization by (or guaranty of securitization by) an Agency.

“Agency Guidelines” means the GNMA Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations and/or the VA regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by GNMA, Fannie Mae or Freddie Mac, FHA or VA, as applicable.

“Agency Mortgage Loan” means a Conforming Mortgage Loan, FHA Loan, USDA Loan or VA Loan.

“Agency Security” means a mortgage-backed security issued by an Agency.

“Anti-Money Laundering Laws” has the meaning set forth in Section 10(z) hereof.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Assignment and Acceptance” has the meaning set forth in Section 17 hereof.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Authorized Representative” means, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of Seller listed on Schedule 3 hereto, as such Schedule 3 may be amended from time to time.

“Bailee Letter” has the meaning assigned to such term in the Custodial and Disbursement Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” means a day other than (i) a Saturday or Sunday, or (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or California.

“Buyer” has the meaning given to such term in the preamble to this Repurchase Agreement.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations is the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of [***] days or less after the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] days or less after the date of acquisition and overnight bank deposits of any commercial bank, which commercial bank is organized under the laws of the United States of America or any state thereof, having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition and (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] days after the day of acquisition, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction and is not issued by an asset backed commercial paper conduit or structured investment vehicle.

“Cash Margin” means cash or Cash Equivalents with maturities of [***] days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

“Change in Control” means any of the following events:

(a)                                 any transaction or event as a result of which Aris Mortgage Holding Company, LLC ceases to own, directly or indirectly, at least fifty-one percent (51%) of Seller;

(b)                                 the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction);

(c)                                  the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders, partners, certificateholders or members of Seller immediately prior to such merger, consolidation or other reorganization; or

(d)                                 the termination or cessation of substantially all of Seller’s existing business as conducted on the date of this Repurchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means, upon the occurrence and during the continuance of an Event of Default, the account into which all collections and proceeds on and subject to the Mortgage Loans shall be deposited by Seller or the applicable Servicer, in accordance with Section 5 hereof.

“Concentration Limit” has the meaning assigned to such term in the Pricing Side Letter.

“Confidential Information” has the meaning set forth in Section 29(b) hereof.

“Confidential Terms” has the meaning set forth in Section 29(a) hereof.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans.

“Costs” has the meaning set forth in Section 14(a) hereof.

“Custodial and Disbursement Agreement” means the Custodial and Disbursement Agreement, dated as of the date hereof, among Seller, Buyer, Custodian and Disbursement Agent as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodial Loan Schedule and Exception Report” has the meaning set forth in the Custodial and Disbursement Agreement.

“Custodian” means Deutsche Bank National Trust Company, or any successor thereto under the Custodial and Disbursement Agreement.

“Delaware LLC Act” means Chapter 18 of the Delaware Limited Liability Company Act, 6 Del.  C.  §§ 18-101 et seq., as amended.

“Disbursement Account” has the meaning set forth in the Custodial and Disbursement Agreement.

“Disbursement Agent” means Deutsche Bank National Trust Company, or any successor thereto under the Custodial and Disbursement Agreement.

“Division/Series Transaction” means, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two (2) or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one (1) or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.

“Dollars” or “$” means lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” has the meaning set forth in the Pricing Side Letter.

“Due Diligence Costs” has the meaning set forth in Section 16 hereof.

“Due Diligence Review” means the performance by Buyer of any or all of the reviews permitted under Section 16 hereof with respect to any or all of the Mortgage Loans, as desired by Buyer from time to time.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP Holdings, Inc., to the extent applicable, as the same may be amended from time to time.

“Eligible Mortgage Loan” means a Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 hereto and is otherwise identified as an Eligible Mortgage Loan Product in the Pricing Side Letter.

“Eligible Mortgage Loan Product” has the meaning assigned to such term in the Pricing Side Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and administrative rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any Person which is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 12 hereof.

“Event of ERISA Termination” means, with respect to Seller, (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, that are imposed on Buyer or other recipient of any payment hereunder (i) as a result of being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Repurchase Agreement or any Facility Document, or sold or assigned an interest in any Purchased Asset); (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 7 hereof; (c) any withholding Tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Repurchase Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expenses” means all present and future reasonable and documented out-of-pocket expenses incurred by or on behalf of Buyer in connection with this Repurchase Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses include the cost of title, lien, judgment and other record searches; reasonable external attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Extended Facility Termination Date” has the meaning assigned thereto in Section 3(e) hereof.

“Facility Documents” means this Repurchase Agreement, each Transaction Confirmation, the Custodial and Disbursement Agreement, the Joint Securities Agreement, the Intercreditor Agreement, the Electronic Tracking Agreement, the Pricing Side Letter, any Servicer Notice and the Power of Attorney.

“Facility Extension Request Date” has the meaning assigned thereto in Section 3(e) hereof.

“Facility Period” has the meaning set forth in the Pricing Side Letter.

“Facility Termination Date” has the meaning assigned thereto in Section 3(e) hereof.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as the same may hereafter from time to time be amended.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FDIA” has the meaning set forth in Section 30(c) hereof.

“FDICIA” has the meaning set forth in Section 30(d) hereof.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA with respect to the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Financial Statements” means the consolidated financial statements of Seller prepared in accordance with GAAP for the year or other period then ended.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Guide” means the Freddie Mac Single-Family Seller/Servicer Guide, as the same may hereafter from time to time be amended.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and includes, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” has the meaning set forth in Section 29(b) hereof.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“GNMA Guide” means the Ginnie Mae Mortgage-Backed Securities Guide I or II, as applicable, as the same may hereafter from time to time be amended.

“Government Loan” means a Mortgage Loan, other than an Agency Eligible Loan, that is (a) an FHA Loan; (b) a VA Loan; (c) a USDA Loan or (d) is otherwise eligible for inclusion in a GNMA mortgage-backed security pool.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such

Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person will be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs have correlative meanings.

“High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; or (b) classified as a “high cost”, “threshold”, “covered”, or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” means the United States Department of Housing and Urban Development.

“Income” means, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” means, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) obligations of such Person under Interest Rate Protection Agreements, hedging transactions, swap agreements or like arrangements; (h) Indebtedness of others Guaranteed by such Person; (i) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (j) Indebtedness of general partnerships of which such Person is a general partner and (k) with respect to clauses (a)-(j) above both on and off balance sheet.

“Indemnified Party” has the meaning set forth in Section 14(a) hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment or accrual made by or on account of any obligation of Seller hereunder or under any other Facility Document and Other Taxes.

“Initial Facility Termination Date” has the meaning assigned thereto in Section 3(e) hereof.

“Insolvency Event” means, for any Person:

(a)                                 that such Person or any Affiliate discontinues or abandons operation of its business; or

(b)                                 that such Person or any Affiliate fails generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)                                  a proceeding has been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d)                                 the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)                                  that such Person or any Affiliate becomes insolvent; or

(f)                                   if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, takes any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of August 29, 2014, among Seller, and the other parties thereto, as joined by Buyer, as the same may be amended from time to time.

“Interest Period” means each calendar month.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Mortgage Loans, any short sale of a United States Treasury Security, or futures contract, or mortgage related security, or eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Takeout Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Buyer, and acceptable to Buyer.

“Joint Securities Account” means the account established, into which certain Agency Securities will be delivered and settled as set forth in the Joint Securities Agreement.

“Joint Securities Agreement” means that certain Joint Securities Account Control Agreement, dated as of June 19, 2014, among Seller, the Securities Intermediary and the other parties thereto, as joined by Buyer, as the same may be amended from time to time.

“Late Payment Fee” means the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Lien” means any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 4(b) hereof.

“Margin Deficit” has the meaning specified in Section 4(b) hereof.

“Market Value” means, as of any date with respect to any Mortgage Loan, the price at which such Purchased Asset could readily be sold as determined by Buyer in its sole good faith discretion.

“Material Adverse Effect” means a material adverse (as determined by Buyer in its sole good faith discretion) effect on (a) the Property, business, operations, condition (financial or otherwise) or prospects of Seller or any Affiliate; (b) the ability of Seller or any Affiliate to perform its obligations under any of the Facility Documents to which it is a party; (c) the validity or enforceability of any of the Facility Documents; (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents or (e) the timely payment of any amounts payable under the Facility Documents.

“Maximum Facility Amount” has the meaning assigned to such term in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“Minimum Facility Amount” has the meaning assigned to such term in the Pricing Side Letter.

“Minimum Price Differential” means, on any day, the greater of the aggregate amount obtained by daily application of the Weighted Average Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Weighted Average Post-Default Rate) to the Minimum Facility Amount on a 360 day per year basis for the actual number of days during the period commencing on (and including) the first day of the prior calendar month and ending on (but excluding) the last day of such prior calendar month; provided, however, that on and after the date on which Buyer has refused to purchase any Eligible Mortgage Loan properly submitted by Seller pursuant to a Transaction Request with respect to which all conditions precedent have been satisfied, the Minimum Price Differential shall be equal to zero.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” means Moody’s Investor’s Service, Inc.  or any successors thereto.

“More Favorable Agreement” has the meaning specified in Section 11(bb) hereof.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, or similar instrument creating and evidencing a first lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in the Custodial and Disbursement Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means any mortgage loan that is an Eligible Mortgage Loan Product.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on the related exhibit to the Custodial and Disbursement Agreement) relating to the Eligible Mortgage Loans proposed to be subject to a Transaction in a format acceptable to Buyer.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means, with respect to any Person, a “multiemployer plan” as defined in Section 3(37) of ERISA which is (or was at any time during the current year or the immediately preceding five (5) years) contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” means, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Obligations” means any amounts owed by Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Facility Documents.

“OFAC” has the meaning set forth in Section 10(z) hereof.

“Originator” means an originator of a Mortgage Loan.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document.

“Participation Register” has the meaning specified in Section 18(c) hereof.

“Payment Date” means with respect to each Purchased Asset, [***] Business Days following the date Buyer’s invoice was electronically sent to Seller; provided that the final Payment Date shall be the Facility Termination Date; and provided, further, that if any Payment Date would fall on a day which is not a Business Day, such Payment Date shall be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof) including, but not limited to, Seller.

“Plan” means, with respect to Seller, any employee benefit or similar plan that is (or was at any time during the current year or immediately preceding five (5) years) established,

maintained or contributed to by Seller or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pooled Mortgage Loan” means any Mortgage Loan certified by the applicable Agency for backing an Agency Security.

“Post-Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Power of Attorney” means a power of attorney substantially in the form of Exhibit D hereto.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Pricing Side Letter” means the pricing side letter, between the Seller and Buyer, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified.

“Pricing Spread” has the meaning assigned to such term in the Pricing Side Letter.

“Prohibited Person” has the meaning set forth in Section 10(z) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which Purchased Assets are transferred by Seller to Buyer.

“Purchase Price” means, with respect to each Purchased Asset:

(a)                                 the Asset Value of such Purchased Asset on the Purchase Date;

(b)                                 on any day after the Purchase Date, except where Buyer and Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash transferred by Seller to Buyer and applied to reduce the Obligations under this Repurchase Agreement.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Assets” means the Mortgage Loans sold by Seller to Buyer in a Transaction as evidenced by the related Transaction Confirmation and the Trust Receipt.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Qualified Mortgage Loan” means a Mortgage Loan which is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e).

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset.  Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Mortgage Loan.

“Register” has the meaning set forth in Section 18(b) hereof.

“Regulations D, T, U and X” means Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg.  § 4043.

“Repurchase Agreement” means this Master Repurchase Agreement between Buyer and Seller, dated as of the date hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Repurchase Assets” has the meaning set forth in Section 8(a) hereof.

“Repurchase Date” means, with respect to any Purchased Asset, the earliest to occur of (i) the date on which Seller is to repurchase such Purchased Asset subject to a Transaction from Buyer as specified in the related Transaction Confirmation, as further set forth in Section 3(e) hereof, (ii) the Facility Termination Date if no Extended Facility Termination Date is agreed to, or (iii) any Extended Facility Termination Date if no subsequent Extended Facility Termination Date occurs.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued and unpaid Price Differential as of the date of such determination.

“Requirement of Law” means as to any Person, any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person, or with respect to Seller any additional officer of Seller listed on Schedule 3 hereto (and as authorized therein), as such Schedule 3 may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor thereto.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Intermediary” means Deutsche Bank National Trust Company, or any successor thereto under the Joint Securities Agreement.

“Seller” has the meaning set forth in the preamble to this Repurchase Agreement.

“Seller’s Compliance Certificate” means the certificate delivered by Seller pursuant to Section 11(d) hereof substantially in the form of Exhibit B to the Pricing Side Letter.

“Servicer” means Seller, Cenlar, FSB, Loan Care, LLC, or any third party servicer acceptable to Buyer in its sole discretion and any of their successors or permitted assigns.

“Servicer Account” means, with respect to the Purchased Assets serviced by the Servicer, the account into which Servicer deposits or collects on account of the Purchased Assets for the benefit of Seller.

“Servicer Notice” means a notice acknowledged by a third party Servicer substantially in the form of Exhibit F hereto.

“Servicing Agreement” means any servicing agreement entered into between Seller and a third party Servicer, as the same may be amended from time to time.

“Servicing Rights” means the rights of any Person to administer, service or subservice, the Purchased Assets or to possess related Records.

“Settlement Account” means the account listed on Schedule 4 hereto.

“Single-Employer Plan” means a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“SIPA” has the meaning set forth in Section 31(a) hereof.

“Statement Date” has the meaning set forth in Section 10(c) hereof.

“Streamline Refinance Loan” means an FHA Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA Regulations or a VA Loan originated and underwritten in accordance with the “VA streamline refinance” program and VA regulations.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity has or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one (1) or more Subsidiaries of such Person or by such Person and one (1) or more Subsidiaries of such Person.

“Successor Rate” means a rate determined by Buyer in accordance with Section 5(h) hereof.

“Successor Rate Conforming Changes” means with respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Buyer, to reflect the adoption of such Successor Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice.

“Takeout Commitment” means a commitment of Seller to sell one (1) or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Investor” means any institution which has made a Takeout Commitment and has been approved by Buyer.

“Tax Compliance Certificate” has the meaning set forth in Section 7(b)(ii) hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TILA-RESPA Integrated Disclosure Rule” means the Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

“Transaction” has the meaning specified in Section 1 hereof.

“Transaction Confirmation” means a confirmation of the terms of each Transaction substantially in the form of Exhibit A hereto.

“Transaction Request” means a request from Seller to Buyer to enter into a Transaction.

“Trust Receipt” has the meaning set forth in the Custodial and Disbursement Agreement.

“Underwriting Guidelines” means the Underwriting Guidelines of Seller.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA Loan” means a first lien Mortgage Loan originated in accordance with the criteria established by and guaranteed by the United States Department of Agriculture pursuant to the USDA Loan Guaranty Agreement.

“USDA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Warehouse Lender” means a lender under a repurchase or warehouse facility with Seller.

“Warehouse Lender’s Release Letter” means a letter in the form of Exhibit E hereto or such other form approved by Buyer in its good faith discretion, issued by a Warehouse Lender.

“Warehouse Payoff Amount” means the amount necessary for a Warehouse Lender to release its lien pursuant to a Warehouse Lender’s Release Letter or otherwise.

“Warehouse Payoff Amount Shortage” has the meaning specified in Section 3(c)(ii) hereof.

“Weighted Average Post-Default Rate” means as of any day of calculation, the Weighted Average Pricing Rate plus the Post-Default Rate.

“Weighted Average Pricing Rate” means for any period, the average of the Pricing Rate for each day in such period, weighted on the basis of the Purchase Price of each Transaction outstanding during such period.

“Wind Down Period” shall have the meaning provided in Section 3 hereof.

“Wire-Out Account” has the meaning set forth in the Custodial and Disbursement Agreement.

SECTION 3.                                     INITIATION; TERMINATION

(a)                                 Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer has received from Seller any fees and expenses payable hereunder and for which Seller has received an invoice reasonably in advance of such initial Transaction, and all of the following documents, each of which is satisfactory in form and substance to Buyer and its counsel:

(i)                                     Facility Documents.  The Facility Documents duly executed by the parties thereto, including joinders to the Securities Account Control Agreement and the Intercreditor Agreement, joining Buyer as a party thereto.

(ii)                                  Opinions of Counsel.  An opinion or opinions of counsel to Seller in form and substance acceptable to Buyer, covering corporate matters, enforceability, creation and perfection of security interest, the Investment Company Act and bankruptcy safe harbors.

(iii)                               Seller Organizational Documents.  An officer’s certificate of Seller, substantially in the form of Exhibit C hereto, attaching and certifying to (A) a certificate of corporate existence of Seller; (B) certified copies of the organizational documents of Seller; (C) resolutions or other company authority for Seller, with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by Seller from time to time in connection herewith; (D) an incumbency certificate of the corporate secretary of Seller, which sets forth the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents and (E) a certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date ten (10) Business Days prior to the Effective Date.

(iv)                              Security Interest.  Evidence that all actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v)                                 Underwriting Guidelines.  A true and correct copy of the Underwriting Guidelines.

(vi)                              Insurance.  Evidence that Seller has added Buyer as an additional insured and loss payee under Seller’s Fidelity Insurance.

(vii)                           Reserved.

(viii)                        Other Documents.  Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)                                 Conditions Precedent to all Transactions.  Upon satisfaction of the conditions set forth in this Section 3(b), Buyer may, in its sole discretion, enter into a Transaction with Seller.  Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto:

(i)                                     Due Diligence Review.  Without limiting the generality of Section 16 hereof, Buyer has completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller.

(ii)                                  No Default.  No Event of Default has occurred and be continuing under the Facility Documents.

(iii)                               Representations and Warranties.  The representations and warranties in Section 10 hereof, are true, correct and complete on and as of such Purchase Date in all material respects (or all respects to the extent any such representation and warranty is already qualified by materiality or words of like import) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv)                              No Margin Deficit.  After giving effect to the requested Transaction, the Asset Value of all Purchased Assets exceeds the aggregate Repurchase Price for such Transactions.

(v)                                 Transaction Request and Transaction Confirmation.  On or prior to 4:00 p.m.  (New York time) on the related Purchase Date, Seller has delivered to Buyer (A) a Transaction Request; and (B) a Mortgage Loan Schedule; it being understood that to the extent the foregoing is received after 4:00 p.m.  (New York time) Buyer will use commercially reasonable efforts to enter into the related Transaction on the same calendar day.

(vi)                              Delivery of Mortgage File.  Pursuant to the terms of the Custodial and Disbursement Agreement, (A) Seller has delivered to Custodian the Mortgage File with respect to each Purchased Asset and (B) Custodian has issued a Trust Receipt with respect to each such Purchased Asset to Buyer.

(vii)                           Servicer Notice.  Seller shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Assets, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Assets and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets and any related Income with respect thereto.

(viii)                        Maximum Facility Amount.  The sum of (i) the unpaid Repurchase Price (excluding accrued but unpaid Price Differential) for all prior outstanding Transactions and (ii) the requested Purchase Price for the pending Transaction, in each case, does not exceed the Maximum Facility Amount.

(ix)                              No Material Adverse Change.  None of the following have occurred and/or be continuing:

(A)                               an event or events have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(B)                               an event or events have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events;

(C)                               there has occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Repurchase Agreement; or

(D)                               there has occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

(x)                                 No Wind Down Period.  The Wind Down Period has not commenced as of the related proposed Purchase Date.

Each Transaction Request delivered by Seller hereunder will constitute a certification by Seller that all the conditions set forth in this Section 3(b) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c)                                  Initiation.

(i)                                     Seller will deliver a Transaction Request to Buyer on or prior to the date and time set forth above prior to entering into any Transaction.  Such Transaction Request will include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction.  Buyer will confirm the terms of such Transaction by sending a Transaction Confirmation to Seller.  Each Transaction Confirmation, together with this Repurchase Agreement, is conclusive evidence of the terms of the Transaction(s) covered thereby.

(ii)                                  If such Mortgage Loan to be sold in a requested Transaction is subject to the lien of a Warehouse Lender, Buyer has received from Seller (A) a Warehouse Lender’s Release and (B) the excess, if any, of the Warehouse Payoff Amount due such Warehouse Lender over the Purchase Price for such Mortgage Loan (“Warehouse Payoff Amount Shortage”).

(iii)                               Subject to the terms and conditions of this Repurchase Agreement, during such period Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(iv)                              No later than the date and time set forth above, Seller shall deliver to Custodian the Mortgage File pertaining to each Eligible Mortgage Loan to be purchased by Buyer.

(v)                                 Subject to the provisions of this Section 3, the Purchase Price will then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d)                                 Repurchase.  With respect to each Transaction, the Repurchase Date for such Transaction shall be the earlier to occur of (i) the then-effective Facility Termination Date, or (ii) the applicable “Aging Limit” for the related Repurchased Asset as set forth in the Pricing Side Letter, which shall be confirmed in the Transaction Confirmation delivered by Buyer to Seller.  On the Repurchase Date, termination of the Transaction will be effected by reassignment to Seller or its designee of the Purchased Assets against the simultaneous transfer of the Repurchase Price to an account of Buyer; provided, however, that with respect to any Purchased Asset sold to a Takeout Investor, so long as no Event of Default has occurred or is continuing and Buyer has received at least the full Purchase Price for such Purchased Asset, all Liens of Buyer in such Purchased Asset shall be deemed released and of no further force and effect.  For the avoidance of doubt, with respect to any Purchased Asset if any remaining Pricing Differential remains due and owing as of the related Repurchase Date, Seller shall pay such amount in full on the next Payment Date.  Such obligation to repurchase exists without regard to any prior or intervening liquidation with respect to any Purchased Asset (but liquidation proceeds received by Buyer will be applied to reduce the Repurchase Price for such Purchased Asset on each Repurchase Date except as otherwise provided herein).  Seller is obligated to obtain the Mortgage Files from Buyer at Seller’s expense on the Repurchase Date.

(e)                                  Facility Termination Date; Extension.  With respect to the initial Transaction hereunder, Seller shall indicate the requested initial termination date for this

Agreement in the related Transaction Request, which shall be confirmed in the Transaction Confirmation delivered by Buyer to Seller for such Transaction, and which fixed date (the “Initial Facility Termination Date”) shall be the Facility Period.  On the date that is [***] days following such initial Purchase Date and every [***] day thereafter (each such [***] day, a “Facility Extension Request Date”), Seller may request, and Buyer may agree, to extend this Agreement for an additional Facility Period beginning on such Facility Extension Request Date (each such extended date, an “Extended Facility Termination Date,” and at any time during the term of this Agreement the then-effective Initial Facility Termination Date or Extended Facility Termination Date, as applicable, shall be referred to herein as the “Facility Termination Date”) pursuant to the terms of a trade confirmation mutually agreed to and executed by Buyer and Seller; provided that in the event Seller requests an extension of this Agreement and Buyer fails to respond within three (3) Business Days, such failure to respond shall be deemed a rejection of such request.  In the event that Buyer does not agree to the extension of this Agreement beyond the then-effective Facility Termination Date, so long as no Event of Default has occurred and is continuing, Seller may notify Buyer following such rejection (and in any event by no later than one (1) Business Day prior to the expiration of the then-effective Facility Termination Date) of its one-time election to extend the then-effective Facility Termination Date for an additional [***] days from the then-effective Facility Termination Date, and upon such election the then-effective Facility Termination Date shall be extended for an additional [***] days from the then-effective Facility Termination Date (such [***] day period, the “Wind Down Period”).  In addition, and notwithstanding the foregoing, Seller may at any time, in its sole discretion, elect to terminate this Agreement and begin a Wind Down Period upon no less than one (1) Business Day advance written notice to Buyer.

SECTION 4.                                     MARGIN AMOUNT MAINTENANCE

(a)                                 Buyer determines the Asset Value of the Purchased Assets at such intervals as determined by Buyer in its sole discretion.

(b)                                 If at any time the aggregate Asset Value of all related Purchased Assets subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to pay such Margin Deficit or to transfer to Buyer Additional Purchased Assets approved by Buyer in its sole discretion so that the aggregate Asset Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed the aggregate Purchase Price for all Transactions.  If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m.  (New York City time) on any Business Day, then Seller shall transfer Additional Purchased Assets to Buyer no later than 10:00 a.m.  (New York City time) the succeeding Business Day.  In the event Buyer delivers a Margin Call to Seller after 10:00 a.m.  (New York City time) on any Business Day, Seller will be required to transfer Additional Purchased Assets no later than 10:00 a.m.  (New York City time) on the second (2nd) succeeding Business Day.

(c)                                  Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)                                 Any Additional Purchased Assets transferred to Buyer pursuant to Section 4(b) above will be processed by Buyer as a curtailment of the particular Purchased Asset(s) as identified by Buyer as having the lower Asset Value(s) causing the Margin Deficit, as determined by Buyer in its sole discretion.

SECTION 5.                                     PRICE DIFFERENTIAL; INCOME PAYMENTS

(a)                                 On each Payment Date, Seller shall pay, or cause to be paid, to Buyer the accrued and unpaid Price Differential plus the amount of any unpaid Margin Deficit, in each case accrued as of the last day of the calendar month preceding such Payment Date.  To the extent the aggregate Price Differential paid by Seller to Buyer (the “Actual Price Differential”) is less than the Minimum Price Differential, Seller shall pay to Buyer each calendar month on a date to be agreed between the parties, in immediately available funds, the excess of the Actual Price Differential over the Minimum Price Differential, in each case, for such calendar month.  With respect to each Payment Date, Buyer shall deliver Seller a statement relating to such Payment Date by no later than the fifth (5th) day of the month of such Payment Date detailing the amounts of Price Differential and Margin Deficit due and payable on such Payment Date.  For the avoidance of doubt, notwithstanding any shortfall with respect to the Price Differential relating to any Purchased Asset sold to a Takeout Investor, so long as no Event of Default has occurred or is continuing and Buyer has received at least the full Purchase Price for such Purchased Asset, all Liens of Buyer in such Purchased Asset shall be deemed released and of no further force and effect; provided that Seller shall remain obligated to pay all such Price Differential pursuant to the terms hereof on the next Payment Date (and failure of Seller to pay such amounts after any applicable notice and cure period will remain an Event of Default hereunder).

(b)                                 If Income is paid in respect of any Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer.  Seller shall hold for the benefit of, and in trust for, Buyer all Income (which constitutes the property of Buyer (acknowledging that such Income is treated as property of Seller for tax purposes pursuant to Sections 7(e) and 20 hereof).

(c)                                  Seller shall, and shall cause the Servicer to, deposit all Income with respect to the Mortgage Loans into the Servicer Account within [***] following receipt and identification thereof by the Servicer.  Upon the occurrence and during the continuance of an Event of Default, Seller shall, and shall cause the Servicer to, remit to Buyer all Income held in the Servicer Account no less frequently than funds are required to be remitted to Seller under the Servicing Agreement; provided that notwithstanding anything to the contrary in the Servicing Agreement, in no event shall such remittance be less than monthly.

(d)                                 [reserved].

(e)                                  [reserved].

(f)                                   [reserved].

(g)                                  In connection with a sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Custodian, on Buyer’s behalf, the Mortgage File for the related Purchased Assets pursuant to the Custodial and Disbursement Agreement.

(h)                                 If Buyer determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, the LIBOR Rate is no longer in existence, or the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining the interest rate of loans, Buyer may give prompt notice thereof to Seller, whereupon the Base Rate for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) (any such rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes, as determined by Buyer in its sole good faith discretion but consistent with its determination with respect to other financings of this type administered through the Buyer’s New York Central Funding group.

SECTION 6.                                     REQUIREMENTS OF LAW

(a)                                 If any Requirement of Law or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     subjects Buyer to any Tax (other than Indemnified Taxes, Other Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) with respect to this Repurchase Agreement or any Transaction on payments to Buyer in respect thereof;

(ii)                                  imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)                               imposes on Buyer any other condition affecting this Repurchase Agreement or Transactions entered into hereunder by Buyer;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, upon request of Buyer with a statement setting forth its calculations as to increased costs, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.  Nothing in this Section 6(a) shall be construed to limit the Buyer’s right to reimbursement, gross-up or payment under any other section of this Repurchase Agreement.

(b)                                 If Buyer has determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by Buyer in good faith to be material, then from time to time, upon request of Buyer with a statement setting forth its calculation of any such reduction, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)                                  If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller will be conclusive in the absence of manifest error.  Buyer agrees that it will exercise its rights under this provision in good faith and agrees not to exercise any rights under this provision for any amount unbilled for more than [***] days after the Buyer first learned of its claim under this provision.

(d)                                 Notwithstanding anything in this Repurchase Agreement to the contrary for purposes of this Section 6, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, is deemed to have been introduced and adopted after the date of this Repurchase Agreement.

SECTION 7.                                     TAXES

(a)                                 Any payments made by Seller to Buyer or a Buyer assignee hereunder or under any Facility Document will be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Law.  If Seller is required by Requirement of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Buyer or a Buyer assignee, then (i) Seller shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable will be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7) Buyer or Buyer assignee receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) Seller shall notify Buyer or Buyer assignee of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within [***] Business Days thereafter.  Seller shall otherwise indemnify Buyer, within [***] Business Days after demand therefor (along with supporting documentation), for any Indemnified Taxes or Other Taxes imposed on Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.

(b)                                 Buyer and any Buyer assignee shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding.  In addition, Buyer and any Buyer assignee, if reasonably requested by Seller, shall deliver such other documentation prescribed by Requirement of Law or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Section 7, the completion, execution and submission of such documentation (other than such documentation in Sections 7(b)(i), (ii) and (iii) below) will not be required if in Buyer’s or Buyer’s assignee’s judgment such completion, execution or submission would subject such Buyer or Buyer assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee.  Without limiting the generality of the foregoing, Buyer or Buyer assignee shall deliver to Seller, to the extent legally entitled to do so:

(i)                                     in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that it is not subject to U.S. federal backup withholding tax.

(ii)                                  in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code, whichever of the following is applicable: (I) in the case of such non-U.S. Person claiming the benefits of an income tax treaty to which the United States is a party, a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or any successor forms), as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) a properly completed and executed IRS Form W-8ECI (or any successor form), (III) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Sections 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a duly executed certificate (a “Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of Seller or affiliate thereof, within the meaning of Section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, along with properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or any successor forms), as appropriate, (IV) to the extent such non-U.S. person is not the beneficial owner, a properly completed and executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Tax Compliance Certificate, IRS Form W-9 (and any successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one (1) or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner, and (V) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Seller to determine the withholding or deduction required to be made.

(iii)                               if a payment made to a Buyer or Buyer assignee under this Repurchase Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 7, “FATCA” includes any amendments made to FATCA after the date of Repurchase Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under this Repurchase Agreement, as the case may be.  Buyer and each Buyer assignee agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so.

(c)                                  Any indemnification payable by Seller to Buyer or any Buyer assignee for Indemnified Taxes or Other Taxes that are imposed on Buyer or a Buyer assignee, as described in Section 7(a) hereof, shall be paid by Seller within [***] days after demand therefor (along with supporting documentation).  A certificate as to the amount of such payment or liability delivered to Seller by Buyer or a Buyer assignee is conclusive absent manifest error.

(d)                                 Each party’s obligations under this Section 7 will survive any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Facility Document.

(e)                                  Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise Taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets that, in the absence of an Event of Default by Seller and Buyer’s exercise of remedies hereunder, the Purchased Assets are owned by Seller.  All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment unless required by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

SECTION 8.                                     SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)                                 Security Interest.  On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on the related Mortgage Loan Schedule and the Repurchase Assets.  Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to

Buyer a fully perfected first priority security interest in the Purchased Assets, any Agency Security or right to receive such Agency Security when issued in any case to the extent backed by any of the Purchased Assets (but only to the extent of Buyer’s interest therein determined pursuant to the Joint Securities Agreement), the Records, and all Servicing Rights, related to the Purchased Assets, the Facility Documents (to the extent such Facility Documents and Seller’s rights thereunder relate to the Purchased Assets), the Servicer Account, the Joint Securities Account (but only to the extent of Buyer’s interest therein determined pursuant to the Joint Securities Agreement), any Property relating to any Purchased Asset or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Asset, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, FHA Mortgage Insurance Contracts, USDA Loan Guaranty Agreements and VA Loan Guaranty Agreements (if any), any Income relating to any Purchased Asset, the benefits from any Interest Rate Protection Agreements (but only to the extent allocable to any Purchased Asset), and any other contract rights, accounts (excluding escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Asset and any other assets to the extent relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and all substitutions or replacements of any and all of the foregoing and any proceeds (including Buyer’s interest in the related securitization proceeds determined pursuant to the Joint Securities Agreement) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Custodial Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

Seller acknowledges that it has no rights to service the Purchased Asset.  Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Repurchase Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may reasonably deem appropriate.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

(b)                                 Buyer’s Appointment as Attorney in Fact.  Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement.  The Buyer hereby agrees that it shall not have the right to exercise the powers conferred upon the Buyer hereunder unless there shall have occurred an

Event of Default.  Without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default has occurred and be continuing, to do the following:

(i)                                     in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)                               (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and is irrevocable.  Seller also authorizes Buyer, if an Event of Default has occurred and is continuing, from time to time, to execute, in connection with any sale provided for in Section 13 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and do not impose any duty upon it to exercise any such powers.  Buyer will be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents are responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence, bad faith or willful misconduct.

SECTION 9.                                     PAYMENT, TRANSFER AND CUSTODY

(a)                                 Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder will be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the Settlement Account detailed in Schedule 4 hereto no later than 5:00 p.m.  (New York City time), on the date on which such payment is due (and each such payment made after such time will be deemed to have been made on the next succeeding Business Day).  Seller acknowledges that it has no rights of withdrawal from the foregoing account and that any withdrawals must be made from the Wire-Out Account (to the extent of excessive funds held therein pursuant to the Custodial and Disbursement Agreement).

(b)                                 On the Purchase Date for each Transaction, ownership of the Purchased Assets is transferred to Buyer against the simultaneous transfer of the Purchase Price from the Disbursement Account detailed in Schedule 4 hereto and disbursement to Seller or its designee pursuant to the Custodial and Disbursement Agreement, simultaneously with the delivery to Buyer of the Purchased Assets relating to each Transaction.

(c)                                  In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer the Mortgage File for the related Purchased Assets.

SECTION 10.                              REPRESENTATIONS

Seller represents and warrants to Buyer that as of the Purchase Date for any Purchased Assets by Buyer from Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and as of each date while the Facility Documents and any Transaction hereunder are in full force and effect:

(a)                                 Acting as Principal.  Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by Buyer, as agent for a disclosed principal).

(b)                                 No Broker.  Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Repurchase Agreement.

(c)                                  Financial Statements.  Seller has heretofore furnished to Buyer a copy of its Financial Statements for the fiscal year ended December 31, 2018 and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year.  All such Financial Statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2018, there has been no material adverse change in the consolidated business, operations or financial condition of Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements which would constitute a Material Adverse Effect, nor is Seller aware of any state of facts which (without notice or the lapse of time) would or could have a Material Adverse Effect.  Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements.

(d)                                 Organization, Etc.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Seller (a) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has requisite limited liability company power and authority to execute, deliver and perform its obligations under the Facility Documents.

(e)                                  Authorization, Compliance, Etc.  The execution and delivery of, and the performance by Seller of its obligations under, the Facility Documents to which it is a party (a) are within Seller’s powers; (b) have been duly authorized by all requisite action; (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents; (d) do not violate any material indenture, agreement, document or instrument to which Seller is a party, or by Seller or any of its properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Facility Document, result in the creation or imposition of any Lien upon any of the property or assets of Seller pursuant to, any such indenture, agreement, document or instrument.  Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Facility Documents to which it is a party.

(f)                                   Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or to the knowledge of Seller, threatened) or other legal or arbitrable proceedings where there is a party adverse to Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) except with respect to foreclosures in the ordinary course of Seller’s business, and except as disclosed to Buyer, makes a claim or claims in an aggregate amount greater than [***] of Seller’s Net Worth, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g)                                  Purchased Assets.

(i)                                     [Reserved].

(ii)                                  The provisions of this Repurchase Agreement are effective to either constitute a sale of Purchased Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(h)                                 Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office is, and has been, located at 1 Baxter Way, Suite 300, Thousand Oaks, California 91362.  Seller’s jurisdiction of organization is Delaware.

(i)                                     Reserved.

(j)                                    Enforceability.  This Repurchase Agreement and all of the other Facility Documents executed and delivered by Seller in connection herewith are legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(k)                                 Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(l)                                     No Default.  No Event of Default has occurred and is continuing.

(m)                             Underwriting Guidelines.  The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of Seller.

(n)                                 No Adverse Selection.  Seller has not selected the Purchased Assets in a manner so as to adversely affect Buyer’s interests.

(o)                                 [Reserved].

(p)                                 Indebtedness.  As of the Effective Date, Seller does not have any material Indebtedness, except as disclosed on Schedule 2 to this Repurchase Agreement or as amended via written notice from Seller to Buyer from time to time.

(q)                                 Accurate and Complete Disclosure.  The information contained in reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Repurchase Agreement and the other Facility Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Mortgage Loan Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(r)                                    Reserved.

(s)                                   Investment Company.  Neither Seller nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t)                                    Solvency.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Facility Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations.  Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(u)                                 ERISA.

(i)                                     No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by Seller to be incurred by Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)                                  No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day.  Neither Seller nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(iii)                               Each Plan of Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv)                              Neither Seller nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502 of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)                                 Neither Seller nor any of its Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of

ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(v)                                 Taxes.  Seller has timely filed all material income, franchise and other tax returns that are required to be filed by it and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(w)                               No Reliance.  Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(x)                                 Plan Assets.  Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR § 2510.3 101, as modified by Section 3(42) of ERISA, and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA or church plans within the meaning of Section 3(33) of ERISA.

(y)                                 No Prohibited Persons.  Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(z)                                  Anti-Money Laundering Laws.  Seller has complied with all applicable anti money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(aa)                          Agency Approvals.  With respect to each Agency Security and to the extent necessary, Seller is an FHA Approved Mortgagee, a VA Approved Lender and approved by GNMA as an approved issuer.  Seller is also approved by Fannie Mae as an approved seller/servicer and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency.  Seller has adequate financial standing, servicing facilities (including through use of third party subservicers), procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(bb)                          Assessment and Understanding.  Seller is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks associated with this Repurchase Agreement and the Transactions associated therewith.  In addition, Seller is capable of assuming and does assume the risks of this Repurchase Agreement, the other Facility Documents and the Transactions associated herewith and therewith.

(cc)                            Status of Parties.  Seller agrees that Buyer is not acting as a fiduciary for Seller or as an advisor to Seller in respect of this Repurchase Agreement, the other Facility Documents or the Transactions associated therewith.

SECTION 11.                              COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and at all times until this Repurchase Agreement is no longer in force, Seller covenants as follows:

(a)                                 Preservation of Existence; Compliance with Law.  Seller shall:

(i)                                     Preserve and maintain its legal existence and all of its material rights, privileges and franchises necessary for the operation of its business;

(ii)                                  Comply with the material requirements of all Requirements of Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii)                               Maintain all material licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business in all material respects in accordance with applicable law;

(iv)                              Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)                                 Permit representatives of Buyer, upon reasonable notice (unless an Event of Default has occurred and is continuing, in which case, no prior notice is required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(b)                                 Taxes.  Seller shall timely file (including extensions) all material income, franchise and other tax returns that are required to be filed by it and shall timely pay all Taxes due and payable by them, except for any such Taxes the amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted with respect to which adequate reserves have been provided.

(c)                                  Notice of Proceedings or Adverse Change.  Seller shall give notice to Buyer:

(i)                                     immediately after a Responsible Officer of Seller has any knowledge of:

(A)                               the occurrence of any Event of Default;

(B)                               any (a) event of default under any Indebtedness of Seller in excess of [***] of Seller’s Net Worth; (b) litigation, investigation, regulatory action or proceeding that is pending or, to the knowledge of Seller, threatened by or against Seller in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute an Event of Default, and (c) any Material Adverse Effect with respect to Seller;

(C)                               any litigation or proceeding that is, to the knowledge of Seller, pending or threatened against (a) Seller in which the amount involved exceeds [***] of Seller’s Net Worth and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or, to Seller’s knowledge, threatened, in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(ii)                                  as soon as reasonably possible:

(A)                               a material and adverse change in the insurance coverage of Seller, with a copy of evidence of same attached;

(B)                               any material change in accounting policies or financial reporting practices of Seller;

(C)          the termination for cause of any existing mortgage loan repurchase or warehouse facility for assets similar to the Purchased Assets (other than an ordinary course termination by Seller or non-renewal);

(D)          Seller becoming aware of any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets and such Repurchase Asset is not scheduled to be repurchased by Seller within two (2) Business Days of obtaining such knowledge; and

(E)           any other event, circumstance or condition that has resulted, or is reasonably likely to result in a Material Adverse Effect.

(d)           Financial Reporting.  Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to Buyer:

(i)            Within ninety (90) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii)           Reserved;

(iii)          Within thirty (30) days after the end of each calendar month, the unaudited balance sheets of Seller as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end adjustments;

(iv)          Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)-(iii) above, or monthly upon Buyer’s request, a Seller’s Compliance Certificate and certified by a Responsible Officer of Seller;

(v)           [Reserved]; and

(vi)          Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller as Buyer may reasonably request.

(e)           Visitation and Inspection Rights.  Seller shall permit Buyer to inspect, and take all other actions permitted under Section 16 hereof.

(f)            Reimbursement of Expenses.  Seller shall promptly reimburse Buyer for all expenses as the same are incurred by Buyer as required by Section 14(b) hereof.

(g)           Further Assurances.  Seller shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required by Requirement of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.  Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.

(h)           True and Correct Information.  All information contained in reports, exhibits, schedules, financial statements or certificates furnished by or on behalf of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller is and will be true and complete in all material respects and does not (or will not) omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not materially misleading.  All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or as applicable, to SEC filings, the appropriate SEC accounting requirements.

(i)            ERISA Events.

(i)            Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior twelve (12) months involve a payment of money by or a potential aggregate liability of Seller or any ERISA Affiliate thereof or any combination of such entities in excess of [***] Seller shall give Buyer a written notice specifying the nature thereof, what action Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)           Promptly upon receipt thereof, Seller shall furnish to Buyer copies of (i) all notices received by Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving withdrawal liability in excess of [***]; and (iii) all funding waiver requests filed by Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed, and all communications received by Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j)            Financial Condition Covenants.  Seller shall comply with each of the financial covenants set forth in the Pricing Side Letter as set forth therein.

(k)           Hedging.  Seller shall hedge all Purchased Assets in accordance with Seller’s hedging policies in effect from time to time.

(l)            No Adverse Selection.  Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Assets using any type of adverse selection or other selection criteria which would adversely affect Buyer.

(m)          Servicer Approval.  Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval will be deemed granted by Buyer with respect to Seller, Cenlar, FSB, and Loan Care, LLC with the execution of this Repurchase Agreement.

(n)           Insurance.  Seller shall continue to maintain Fidelity Insurance in an aggregate amount acceptable to Fannie Mae or Freddie Mac.  Seller shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.

(o)           Books and Records.  Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p)           Illegal Activities.  Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(q)           Material Change in Business.  Seller shall not make any material change in the nature of its business as carried on at the date hereof without Buyer’s reasonable consent; provided that the foregoing shall not prohibit Seller from extending or developing its current lines of business or adding existing business lines reasonably similar, ancillary or complementary thereto.

(r)            Limitation on Dividends and Distributions.  At any time following the occurrence and during the continuation of an Event of Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries in any calendar year in excess of [***] of the net income of Seller for such calendar year (determined in accordance with GAAP).

(s)            Disposition of Assets; Liens.  Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement;

nor shall Seller cause any of the Purchased Assets to be sold, pledged, assigned or transferred, except as permitted hereunder.

(t)            Transactions with Affiliates.  Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(u)           ERISA Matters.

(i)            Seller shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve (12) months, involves the payment of money by or an incurrence of liability of Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of[***].

(ii)           Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as modified by Section 3(42) of ERISA, to engage in this Repurchase Agreement or the Transactions hereunder, and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, any governmental plans within the meaning of Section 3(32) of ERISA or church plans within the meaning of Section 3(33) of ERISA.

(v)           Consolidations, Mergers and Sales of Assets.  Seller shall not (i) consolidate or merge with or into any other Person (unless Seller is the surviving entity from any such consolidation or merger), or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

(w)          Monthly Servicing Report.  On the eighth (8th) day of each calendar month (or if such day is not a Business Day, the immediately following Business Day) or with such greater frequency as requested by Buyer, Seller will furnish to Buyer a monthly report covering, with respect to the Purchased Assets as of the last day of the prior calendar month, the unpaid principal balance, interest paid to date, and next payment date.

(x)           Guarantees.  Other than in connection with any Debt incurred by a Subsidiary for a warehouse or repurchase facility for Mortgage Loans or a facility for financing Servicing Rights, Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of Seller do not exceed [***].

(y)           Underwriting Guidelines.  In the event that Seller makes any material amendment or modification to the Underwriting Guidelines, Seller shall deliver to Buyer a complete copy of the amended or modified such Underwriting Guidelines; provided, for the avoidance of doubt, Buyer will not purchase any Mortgage Loans originated pursuant to Underwriting Guidelines that have not been approved by Buyer.

(z)           Agency Approvals; Servicing.  Unless otherwise approved in writing by Buyer in advance, Seller shall maintain its status (to the extent previously approved) with Fannie Mae, Freddie Mac and GNMA as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an “Agency Approval”).  Should Seller, for any reason, cease to possess all such applicable Agency Approvals, Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Agency Approvals (to the extent previously approved) at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(aa)         Takeout Payments.  With respect to each Purchased Asset subject to a Takeout Commitment, Seller shall arrange that all payments under the related Takeout Commitment be paid either (i) directly to Buyer to the account set forth in Schedule 4 hereto or (ii) directly to the Securities Intermediary under the Joint Securities Agreement or (iii) to an account approved by Buyer in writing prior to such payment.

(bb)         Most Favored Status.  Seller agrees that should Seller or any Affiliate thereof enter into a repurchase agreement or credit facility with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to such Person with respect to any guaranties or financial covenants (a “More Favorable Agreement”), the terms of this Repurchase Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement; provided that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Buyer of such termination, the original terms of this Repurchase Agreement shall be deemed to be automatically reinstated.  Seller further agrees to execute and deliver any additional guaranties, agreements or amendments to this Repurchase Agreement evidencing such more favorable terms; provided that the execution of such guaranties, agreements or amendments will not be a precondition to the effectiveness thereof, but will merely be for the convenience of the parties hereto.  Promptly upon Seller or any Affiliate thereof entering into any such repurchase agreement, credit facility or other comparable agreement with any Person other than Buyer, Seller shall deliver to Buyer a summary of any more favorable terms contained in such More Favorable Agreement.

(cc)         No Division/Series Transactions.  Notwithstanding anything to the contrary contained in this Repurchase Agreement or any other Facility Document, (i) no Seller that is a limited liability company organized under the laws of the State of Delaware shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (ii) none of the provisions in this Repurchase Agreement nor any other Facility Document, shall be deemed to permit any Division/Series Transaction.

SECTION 12.                              EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occurs, Seller and Buyer have the rights set forth in Section 13 hereof, as applicable:

(a)           Payment Default.  Seller fails to make any payment of (i) Repurchase Price when due (other than Price Differential) or Margin Deficit when due, whether by acceleration, mandatory repurchase or otherwise and with respect to this clause (i) only, such failure is unremedied for more than [***], (ii) Price Differential when due, under the terms of the Facility Documents, and with respect to this clause (ii) only, such default is unremedied for more than [***] Business Days, or (iii) any sum (other than Repurchase Price, Price Differential or Margin Deficit) when due under the terms of the Facility Documents and such failure continues for more than [***] Business Days.

(b)           Immediate Representation, Warranty and Covenant Default.  The failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in any of Sections 10(g) (Purchased Assets), (p) (Indebtedness), (t) (Solvency) or Sections 11(a) (Preservation of Existence), (h) (True and Correct Information) solely to the extent such information is intentionally or materially false and misleading or is materially false or misleading on a persistent basis, (j) (Financial Condition Covenants), (p) (Illegal Activities), (r) (Limitation on Dividends and Distributions), (s) (Disposition of Assets; Liens), (t) (Transactions with Affiliates), (u) (ERISA Matters), (v) (Consolidations, Mergers and Sales of Assets), (x) (Guarantees), (z) (Agency Approvals) or (aa) (Takeout Payments) solely to the extent such event of default is intentional or on a persistent basis.

(c)           Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Facility Document (and not covered by clause (b) of this Section) by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by or on behalf of Seller (other than the representations and warranties set forth in Schedule 1 hereto, which are considered solely for the purpose of determining the Market Value of the Purchased Assets; provided that unless such breach is knowing and intentional, if any such breach is capable of being cured, Seller shall have [***] calendar days to cure such breach.

(d)           Additional Covenant Defaults.  Seller fails to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not covered by clause (b) of this Section) or any other Facility Document; and, if such default is capable of being remedied, such failure to observe or perform continues unremedied for a period of [***] calendar days.

(e)           Judgments.  A judgment or judgments for the payment of money in excess of [***] in the aggregate is rendered against Seller or any Affiliate thereof by one (1) or more courts, administrative tribunals or other bodies having jurisdiction and the same is not satisfied, discharged (or provision is not made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within [***] days from the date of entry thereof, and Seller or any Affiliate thereof will not, within said period of [***] days, or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(f)            RBC Cross-Default.  Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by Seller or any Affiliate under any agreement with Buyer or any of its Affiliates (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of Seller or any of its Affiliates owing to Buyer or any of its Affiliates, as applicable, shall have occurred.

(g)           Third Party Cross Default.  Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by Seller or any of its Affiliates under any other agreement (after the expiration of any applicable grace period under any such agreement) relating to any other Indebtedness of Seller or any of its Affiliates, in excess of [***] shall have occurred and such “event of default” or other default is not cured or waived by the counterparty prior to the expiration of the applicable grace period under any such agreement; or

(h)           Insolvency Event.  An Insolvency Event has occurred with respect to Seller.

(i)            Enforceability.  For any reason, this Repurchase Agreement at any time shall not be in full force and effect or ceases to be enforceable in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or Seller or any Affiliate of Seller shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, Seller or any Affiliate of Seller shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; and all Obligations outstanding are not paid in full within [***].

(j)            [Reserved].

(k)           Material Adverse Effect.  A Material Adverse Effect shall have occurred.

(l)            ERISA.  (i) Seller engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 304 of ERISA), whether or not waived, exists with respect to any Plan or any Lien in favor of the PBGC or a Plan arises on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event occurs with respect to, or proceedings commence to have a trustee appointed, or a trustee is appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan terminates for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate will, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition occurs or exists with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect.

(m)          Change in Control.  A Change in Control has occurred without the prior written consent of Buyer.

(n)           [Reserved].

(o)           Government Action.  Any Governmental Authority or any Person acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of Seller, or shall have taken any action to displace the management of Seller or to curtail its authority in the conduct of the business of Seller, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller as an issuer, buyer or a seller/servicer of Purchased Assets or securities backed thereby, and such action provided for in this Section 12(o) shall not have been discontinued or stayed within [***] days.

SECTION 13.                              REMEDIES

(a)           If an Event of Default occurs, the following rights and remedies are available to Buyer; provided that an Event of Default is deemed to be continuing unless expressly waived by Buyer in writing.

(i)            At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed to occur.

(ii)           If Buyer exercises the option referred to in subsection (a)(i) of this Section,

(A)          Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) thereupon becomes immediately due and payable; (2) all Income paid after such exercise or deemed exercise is retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder and (3) Seller will immediately deliver to Buyer any Purchased Assets subject to such Transactions then in Seller’s possession or control;

(B)          to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction is increased by the aggregate amount obtained by daily application of, on a 360-day-per-year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually received by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)          all Income actually received by Buyer pursuant to Section 5 hereof (excluding any Late Payment Fees paid pursuant to Section 5(a) hereof) is applied to the aggregate unpaid Repurchase Price owed by Seller.

(iii)          Upon the occurrence of one (1) or more Events of Default, Buyer has the right to obtain physical possession of all files of Seller relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer requests.

(iv)          At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(i) of this Section) or on any Business Day thereafter, in the event Seller has not repurchased all Purchased Assets, Buyer may (A) sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole good faith discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.  The date of sale or giving such credit by Buyer may be determined by Buyer in its sole good faith discretion and such date shall be considered the date of liquidation hereunder for all purposes, including without limitation Section 562 of the Bankruptcy Code.  Such credit shall be applied to the Repurchase Price as determined by Buyer in its sole good faith discretion.

(v)           Seller will be liable to Buyer for (i) the amount of all reasonable and documented external legal or other expenses (including, without limitation, all out-of-pocket costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of external counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all reasonable and documented out-of-pocket fees, expenses, commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other reasonable and documented out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)          Buyer has, in addition to its rights hereunder, any rights otherwise available to it under any other Facility Document or applicable law.

(vii)         The parties recognize that it may not be possible to sell or value all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets the parties agree that sale or valuation of a Transaction or the underlying Purchased Assets may take a period of time following the accelerated Repurchase Date and does not require a public purchase or sale and that any good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of selling any Purchased Asset and nothing contained herein shall obligate Buyer to sell or value any

Purchased Asset on the accelerated Repurchase Date or to sell or value all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer.

(viii)        To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence, bad faith or willful misconduct of Buyer.

(b)           Buyer may exercise one (1) or more of the remedies available hereunder upon the occurrence of an Event of Default and/or at any time thereafter without notice to Seller.  All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)           To the extent permitted by applicable law, Seller is liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller to Buyer under this Section 13(d) is at a rate equal to the Post-Default Rate.

(e)           Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Repurchase Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform Obligations hereunder would be inadequate and Buyer is entitled to seek equitable remedies in the event of any such failure.  The availability of these remedies does not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.  Following the exercise of remedies pursuant to this Section 13, if Purchased Assets are sold, Buyer shall give written notice to Seller of the amount at which such Purchased Assets were disposed and how such proceeds were applied.

SECTION 14.                              INDEMNIFICATION AND EXPENSES; RECOURSE

(a)           Seller shall hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of external counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence, bad faith or willful misconduct.  Without limiting the generality of the foregoing, Seller shall hold each Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any Taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence, bad faith or willful misconduct.  Seller also shall reimburse an Indemnified Party as and when billed by such Indemnified Party for all of the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of external counsel.

(b)           Seller shall pay, within forty-five (45) days of Seller’s receipt of an invoice from Buyer, all of the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith; provided that any attorneys’ fees to be paid by Seller in connection with such development, preparation and execution of, this Repurchase Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith on or prior to the Effective Date shall not exceed the Legal Fee Cap; and provided further that such Legal Fee Cap shall not apply with respect to any amendment, modification or any other legal fees incurred following the Effective Date.  Subject to the foregoing, Seller shall pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer.  Subject to the limitations set forth in Section 16 hereof, Seller shall pay Buyer all the reasonable out-of-pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Repurchase Agreement, including, but not limited to, those out-of-pocket costs and expenses incurred by Buyer pursuant to Sections 14(b) and 16 hereof.

(c)           The obligations of Seller from time to time to pay the Repurchase Price and all other amounts due under this Repurchase Agreement are full recourse obligations of Seller.

SECTION 15.                              SERVICING

(a)           Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, it shall, service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices.  The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.  Buyer may terminate the servicing of any Mortgage Loan with the then existing Servicer in accordance with Section 15(e) hereof.

(b)           Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c)           Upon the occurrence of an Event of Default, Seller shall upon notice from Buyer to Seller, cause the Servicer to deposit all collections received by Seller on account of the Purchased Assets in the account set forth in Section 9 hereof at such time as the Servicer is required to remit such amounts to Seller pursuant to the applicable Servicing Agreement.

(d)           [Reserved].

(e)           Upon the occurrence of an Event of Default hereunder Buyer has the right to immediately terminate the Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.  Seller shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion.

(f)            If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any such Purchased Asset has failed to perform fully Seller’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Purchased Assets, Seller shall promptly notify Buyer.

(g)           For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Assets; provided that Seller shall continue to service the Purchased Assets hereunder as part of its Obligations hereunder.  As such, Seller expressly acknowledges that the Purchased Asset are sold to Buyer on a “servicing released” basis.

SECTION 16.                              DUE DILIGENCE

(a)           Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice (but no less than five (5) Business Days) unless an Event of Default has occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan as of the date such Mortgage Loan was originated.  Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller; provided that any such third party underwriter shall have first agreed to confidentiality provisions substantially similar to Section 29 hereof.  Seller further agrees that Seller shall pay all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 16 (“Due Diligence Costs”) in an amount not exceed the Due Diligence Cap; provided that such Due Diligence Cap shall not apply upon the occurrence of an Event of Default.

SECTION 17.                              ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.  Subject to the foregoing, this Repurchase Agreement and any Transactions will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Repurchase Agreement express or implied, gives to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement.  Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the other Facility Documents with Seller’s consent not to be unreasonably withheld; provided, however that such consent shall not be required if Buyer assigns its rights and obligations (i) to an Affiliate of Buyer or (ii) after the occurrence and during the continuance of an Event of Default; pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee is a party hereto and to each of the other Facility Documents to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the applicable rights and obligations of Buyer hereunder (including the rights and obligations under Section 7 hereof (including the provision of tax forms), and (b) Buyer will, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the other Facility Documents.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee this Repurchase Agreement, any Facility Document, and any other document or other information delivered to Buyer by Seller; provided that such assignee agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

Buyer may sell participations to one (1) or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement and the other Facility Documents; provided, however, that (i) Buyer’s obligations under this Repurchase Agreement will remain unchanged (including without limitation returning the exact Purchased Assets and the related Repurchase Assets to Seller and not substitutes therefor), (ii) Buyer will remain solely responsible to Seller for the performance of such obligations; (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Repurchase Agreement and the other Facility Documents except as provided in Section 7 hereof; and (iv)

provided that such participant agrees to hold any confidential information it receives in connection therewith subject to the confidentiality provisions of this Repurchase Agreement.

Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 17, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities; provided that Buyer shall reimburse Seller for all reasonable and documented out-of-pocket expenses related to any such amendment; provided, further, that any such amendment shall not increase the obligations or curtail the rights of Seller hereunder.

SECTION 18.                              TRANSFER AND MAINTENANCE OF REGISTER.

(a)           Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 18, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder is a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Repurchase Agreement.  Any assignment or transfer by Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 18 will be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 17 hereof.

(b)           Buyer, on Seller’s behalf, shall maintain a register (the “Register”) on which it will record the Transactions outstanding hereunder and each Assignment and Acceptance.  The Register will include the name and address of Buyer (including all assignees and successors) and the percentage or portion of such rights and obligations assigned.  The entries in the Register will be conclusive absent manifest error, and Seller shall treat each Person whose name is recorded in the Register as a buyer for all purposes of this Repurchase Agreement.

(c)           Buyer shall as agent of Seller, for review by Seller upon written request, maintain a participation register (the “Participation Register”) on which it shall record each participation.  The Participation Register will include the names and addresses of Buyer (including all participants) and the percentage or portion of such rights and obligations participated.  The entries in the Participation Register will be conclusive absent manifest error, and Seller shall treat each Person whose name is recorded in the Participation Register as a buyer for all purposes of this Repurchase Agreement.  If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

SECTION 19.                              HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Nothing in this Repurchase Agreement shall preclude Buyer from pledging its interest in the Purchased Assets and the related Repurchase Assets as permitted by the Facility Documents; provided, however, that no such pledge will relieve Buyer of any of its obligations hereunder, including but not limited to, its obligation to return to Seller the exact Purchased Assets and the related Repurchase Assets and not substitutes therefor.  No such pledge shall relieve Buyer of its obligations under the Facility Documents, including, without limitation, Buyer’s obligation to transfer Purchased Assets to Seller pursuant to the terms of the Facility Documents.  Nothing contained in this Repurchase Agreement obligates Buyer to segregate any Purchased Assets or Repurchase Assets delivered to Buyer by Seller.  Seller shall not be responsible for any additional obligations, costs, fees or expenses in connection with such transactions of Buyer.

SECTION 20.                              TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that, in the absence of an Event of Default and Buyer’s exercise of remedies hereunder, the Purchased Assets are owned by Seller.  All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 21.                              SET-OFF

In addition to any rights and remedies of Buyer hereunder and by law, Buyer has the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable Requirements of Law to set-off and appropriate and apply against any Obligation from Seller or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof.  Buyer agrees promptly to notify Seller after any such set off and application made by Buyer (including reasonable detail thereof); provided that the failure to give such notice will not affect the validity of such set off and application.

At all times, Buyer has the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default has occurred and be continuing with respect to Seller.

SECTION 22.                              TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto, will survive the making of such representation and warranty, and Buyer will not be deemed to have waived any Event of Default that may arise because any such representation or warranty has proved to be false or misleading in any material respect, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.  Notwithstanding the occurrence of such Event of Default, all of the representations and warranties and covenants hereunder will continue and survive.  The obligations of Seller under Sections 6, 7 and 14 and Seller and Buyer under Section 29 hereof will survive the termination of this Repurchase Agreement and the repayment of all Obligations; provided that the Obligations under Section 29(a) hereof shall survive for two (2) years thereafter.

SECTION 23.                              NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation electronically by email) delivered to the intended recipient at the “Address for Notices” below its name on the signature page hereof and on Schedule 3 as may be updated from time to time; or, as to any party, at such other address as designated by such party in a written notice to each other party.  Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 hereof (which is effective only on receipt), all such communications are deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person or as indicated on the then-current version of Schedule 3.

SECTION 24.                              ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

This Repurchase Agreement, together with the other Facility Documents, constitutes the entire understanding between Buyer and Seller with respect to the subject matter they cover and supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets.  By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement or any other Facility Document.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and Seller acknowledge that, and have entered into this Repurchase Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations (after any applicable notice and cure period) constitutes a default by it in respect of all Transactions hereunder, (ii) that each of them is entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction is deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 25.                              GOVERNING LAW

THIS REPURCHASE AGREEMENT IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER SHALL BE GOVERNED BY E-SIGN.

SECTION 26.                              SUBMISSION TO JURISDICTION; WAIVERS

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER WILL HAVE BEEN NOTIFIED;

(iv)          AGREES THAT NOTHING HEREIN AFFECTS THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMITS THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v)           IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 27.                              NO WAIVERS, ETC.

No failure on the part of either party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document operates as a waiver thereof, nor does any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default will be deemed to be continuing unless expressly waived by Buyer in writing.

SECTION 28.                              RESERVED

SECTION 29.                              CONFIDENTIALITY

(a)           Buyer and Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to the other regarding the disclosing party’s confidential or proprietary information and the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) will be kept confidential and will not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, subcontractors, potential third-party back-up servicers, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable Requirements of Law, (ii) any of the Confidential Terms are in the public domain other than due to a breach of the provisions of this Section 29, or (iii) in the event of an Event of Default Buyer in good faith determines such information to be necessary or desirable to disclose to potential buyers in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder; provided that any such potential buyer shall have first agreed to confidentiality provisions substantially similar to Section 29 hereof.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any Concentration Limits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

(b)           Notwithstanding anything in this Repurchase Agreement to the contrary, Buyer and Seller shall each comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Repurchase Agreement (the “Confidential Information”).  Buyer and Seller each understands and agrees that the Confidential Information may contain “nonpublic personal information,” as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.  Buyer and Seller shall each implement such physical and other security measures necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer and Seller and each of their respective affiliates, as applicable, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information.  Buyer and Seller shall each, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R.  Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.  Upon request, Buyer or Seller shall each provide evidence reasonably satisfactory to allow the other party as applicable, to confirm that Buyer or Seller, as applicable, has satisfied its obligations as required under this Section.  Without limitation, this may include each of Buyer and Seller’s review of audits, summaries of test results, and other equivalent evaluations of the other party.  Each of Buyer and Seller shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or Seller or any of their respective affiliates provided directly to Buyer or Seller, as applicable, by Buyer or Seller, as applicable, or such Affiliate.  Buyer and Seller shall each provide such written notice to the other party by personal delivery, by electronic communication with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

SECTION 30.                              INTENT

(a)           The parties recognize that this Repurchase Agreement, together with each Transaction hereunder, is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Repurchase Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.  Seller and Buyer further recognize and intend that this Repurchase Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)           Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Repurchase Agreement or otherwise exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Repurchase Agreement or any Transaction to satisfy a Margin Deficit is considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           Reserved.

(e)           This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 546, Section 555, Section 559 and Section 741 under the Bankruptcy Code.

(f)            Each party agrees that this Repurchase Agreement is intended to create mutuality of obligations between the parties, and as such, this Repurchase Agreement constitutes a contract which (i) is between both of the parties and (ii) places each party in the same right and capacity.

SECTION 31.                              [RESERVED]

SECTION 32.                              AUTHORIZATIONS

The persons whose signatures and titles appear on Schedule 3 hereto are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement in the capacities as described on Schedule 3 hereto.

SECTION 33.                              AGENT

Royal Bank of Canada is not registered as a broker dealer under the U.S. Securities Exchange Act of 1934.  RBC Capital Markets, LLC will act solely as agent for the parties to this Repurchase Agreement for Transactions and will have no obligations, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under such Transactions.  Royal Bank of Canada is not a member of the Securities Investor Protection Corporation.

SECTION 34.                              MISCELLANEOUS

(a)           Counterparts.  This Repurchase Agreement may be executed in any number of counterparts, all of which taken together constitutes one and the same instrument, and each party hereto may execute this Repurchase Agreement by signing any such counterpart.

(b)           Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c)           Acknowledgment.  Seller hereby acknowledges that:

(i)            it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Facility Documents;

(ii)           Buyer has no fiduciary relationship to Seller; and

(iii)          no joint venture exists between Buyer and Seller.

(d)           Documents Mutually Drafted.  Seller and Buyer agree that this Repurchase Agreement and each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents will not be construed against either party as the drafter thereof.

(e)           Conflicts.  In the event of any conflict between the terms of this Repurchase Agreement, any other Facility Document and any Transaction Confirmation, the documents control in the following order of priority: first, the terms of the Transaction Confirmation prevail, then the terms of this Repurchase Agreement prevail, and then the terms of the other Facility Documents prevail.

SECTION 35.                              GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein are deemed to include the other gender;

(b)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)           references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d)           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule also applies to Paragraphs and other subdivisions;

(e)           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f)            the terms “include” or “including” mean without limitation by reason of enumeration;

(g)           all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)           all references herein or in any other Facility Document to “good faith” means good faith as defined in Section 5-102(7) of the UCC as in effect in the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

ROYAL BANK OF CANADA

By:	/C/ Johnathan King
Name: JOHNATHAN KING
Title: MANAGING DIRECTOR

Address for Notices:

Royal Bank of Canada
200 Vesey Street
New York, New York 10281
Attention: Marc Flamino
Telecopier No.: (212) 858-7437
Telephone No.: (212) 618-2523

Signature Page to Master Repurchase Agreement

SELLER:

AMERIHOME MORTGAGE COMPANY, LLC

By:	/S/ Josh Adler
Name: Josh Adler
Title: MD — Capital Markets

Address for Notices:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362

With copies to:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362

and

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362
Attention: Legal Department
Email: legal@amerihome.com

Signature Page to Master Repurchase Agreement

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: ELIGIBLE MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Mortgage Loan, that as of the date specified in such representation and warranty, or if not so specified as of the Purchase Date for such Purchased Asset by Buyer from Seller and as so long as such Mortgage Loan is a Purchased Asset under the Facility Documents that the statements set out below are true and correct.  For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan.  With respect to those representations and warranties which are made to Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy will be deemed a breach of the applicable representation and warranty.

(a)           Mortgage Loans as Described.  The information set forth in the related Mortgage Loan Schedule is complete, true and correct in all material respects as of the date or dates on which such information is furnished.

(b)           Payments Current.  All payments required to be made up to the close of business on the Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited, it being understood that a payment is not required to be made until the last day of the month in which the related Due Date for such payment occurs.  No payment required under the Mortgage Loan is [***] or more delinquent nor has any payment under the Mortgage Loan been [***] or more delinquent at any time since the origination of the Mortgage Loan (in each case it being understood that payment is delinquent after the expiration of any applicable grace period).  The first Monthly Payment shall be made, or has been made, with respect to the Mortgage Loan in accordance with the terms of the related Mortgage Note, it being understood that a payment is not required to be made until the last day of the month in which the related Due Date for such payment occurs.

(c)           No Outstanding Charges.  All taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property, in each case which previously became due and owing, have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  Except with respect to buydown loans, Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any principal and/or interest amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by [***] the Due Date of the first installment of principal and interest.

Schedule 1-1

(d)           Original Terms Unmodified.  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered (or a copy of the Mortgage has been delivered if the original has not yet been returned from the recording office) to the related Custodian; the substance of any such waiver, alteration or modification has been approved by the insurer under the primary mortgage guaranty insurance policy, if any, and the title insurer, to the extent required by the related policy, and is reflected on the related final Mortgage Loan Schedule.  No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the primary mortgage guaranty insurance policy, if any, the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to Custodian and the terms of which are reflected in the related final Mortgage Loan Schedule.

(e)           No Defenses.  To Seller’s knowledge, the Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

(f)            Hazard Insurance.  Pursuant to the terms of the Mortgage, the Fannie Mae guide, the Freddie Mac guide and any additional requirements set forth in the Approved Underwriting Guidelines, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards.  If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in the Servicing Agreement.  All individual insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid.  The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance; provided that the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Repurchase Agreement.  Seller has not engaged in, and has no knowledge of the Originator’s, Mortgagor’s or any servicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including,

Schedule 1-2

without limitation, to Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

(g)           Compliance with Applicable Law.  To Seller’s knowledge, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws and unfair and deceptive practices laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller, if required by such laws or regulations, shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements set forth herein.

(h)           No Satisfaction of Mortgage.  The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release.  Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)            Valid Lien.  The Mortgage is a valid, subsisting, enforceable and perfected with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to the following (collectively, “Permitted Encumbrances”):

(i)            the lien of current real property taxes and assessments not yet due and payable;

(ii)           covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy or title commitment delivered to the Originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the Originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(iii)          other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Schedule 1-3

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer.  The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(j)            Validity of Mortgage Documents.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership or other similar laws affecting creditors’ rights generally from time to time in effect and general principles of equity.  All parties to the Mortgage Note, the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by the applicable related parties.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller, or to Seller’s knowledge any other Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan.  Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(k)           Full Disbursement of Proceeds.  Except as set forth on the Mortgage Loan Schedule (and which shall be in conformity with the Underwriting Guidelines), there is no further requirement for future advances under the Mortgage Loan, except in connection with any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor not to exceed the amounts allowed by the applicable Agency.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage.

(l)            Ownership.  Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loan to Buyer, Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to Custodian or Buyer, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan.  The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except for the security interest created pursuant to the terms of this Repurchase Agreement.

Schedule 1-4

(m)          Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n)           Title Insurance.  The Mortgage Loan is covered by an American Land Title Association buyer’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California, a California Land Title Association buyer’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to Permitted Encumbrances, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein.  Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such buyer’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the Transactions contemplated by this Repurchase Agreement.  No claims have been made under such buyer’s title insurance policy, and Seller, and to Seller’s knowledge, no prior holder of the related Mortgage, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)           No Defaults.  Other than payments due but not yet [***] days or more delinquent, to Seller’s knowledge there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration.

(p)           No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or which rank equally with, the lien of the related Mortgage.

Schedule 1-5

(q)           Location of Improvements; No Encroachments.  At the origination of the Mortgage, all improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property (except those encroachments which the title insurer has affirmatively insured over).  To Seller’s knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

(r)            Origination.  The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  The Mortgage Interest Rate as well as the lifetime rate cap and the periodic cap, as applicable, are as set forth on the Mortgage Loan Schedule.  The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.  The origination date is no earlier than [***] days prior to the related Purchase Date.

(s)            Payment Provisions.  Principal payments on the Mortgage Loan commenced no more than [***] days after the proceeds of the Mortgage Loan were disbursed.  The Mortgage Loan bears interest at the Mortgage Interest Rate.  With respect to each Mortgage Loan, the Mortgage Note is payable on the first (1st) day of each month in Monthly Payments, which, in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and, in the case of an adjustable rate Mortgage Loan, are changed on each adjustment date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate.  Except as allowed by the applicable Agency or otherwise as expressly approved in writing by Buyer, (i) with respect to adjustable rate Mortgage Loans, the Mortgage Note does not permit negative amortization, and (ii) there are no convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.

(t)            Customary Provisions.  The Mortgage Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial or non-judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption or

Schedule 1-6

other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.  The Mortgage Note and Mortgage are on forms acceptable to the applicable Agency or Buyer.

(u)           Collection Practices; Escrow Deposits; Interest Rate Adjustments.  The origination and collection practices used by Seller, and to Seller’s knowledge, Originator and each servicer with respect to the Mortgage Note and Mortgage have been in all respects legal, proper and in compliance with Accepted Servicing Practices.  The Mortgage Loan has been serviced by Seller or Servicer and to Seller’s knowledge, any predecessor servicer in accordance with the terms of the Mortgage Note.  With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller or Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under any Mortgage or the related Mortgage Note and except as set forth in the Mortgage Loan Schedule, no such escrow deposits or Escrow Payments are being held by Seller for any work on a Mortgaged Property which has not been completed.  All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.  Any interest required to be paid pursuant to state and local law has been properly paid and credited.

(v)           Bankruptcy; Foreclosure.  With respect to the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(w)          Conformance with Underwriting Standards.  The Mortgage Loan was underwritten generally in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated.

(x)           No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (i) above.

(y)           Appraisal.  Except with respect to an Agency Mortgage Loan and as permitted by the applicable Agency guide, the Mortgage File contains, as applicable, (i) an appraisal of the related Mortgaged Property which satisfied the standards of the applicable Agency or Buyer, and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency all as in effect on the date the Mortgage Loan was

Schedule 1-7

originated or (ii) a duly executed property inspection waiver, fieldwork waiver or other such similar document, accepted by the applicable Agency.  Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(z)           Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor or reconveyance of the deed of trust.

(aa)         Delivery of Mortgage Documents.  The Mortgage Note, the Mortgage and any other documents required to be delivered under the Custodial and Disbursement Agreement for each Mortgage Loan have been delivered to Custodian.  Seller, or Seller’s custodian, is in possession of a complete, true and accurate Mortgage File, except for such documents the originals of which have been delivered to Custodian or Buyer or which have been submitted for recording and not yet returned.

(bb)         Buydown Provisions; No Graduated Payments or Contingent Interests.  Except with respect to a Mortgage Loan as noted in the Mortgage Loan Schedule, no Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(cc)         Mortgagor Acknowledgment.  To the extent required by law, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans and adjustable rate mortgage loans and rescission materials with respect to refinanced Mortgage Loans.

(dd)         No Construction Loans.  No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

(ee)         Acceptable Investment.  Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially and adversely affect the value of the Mortgage Loan.

(ff)          LTV; PMI Policy.  No Mortgage Loan has an LTV (“loan-to-value” ratio) or CLTV (“combined loan-to-value” ratio) in excess of the applicable Maximum LTV.  Each Mortgage Loan with an LTV at origination in excess of 100% is and will be subject to a primary mortgage guaranty insurance policy, issued by a Qualified Insurer, which insures that portion of

Schedule 1-8

the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by the applicable Agency.  All provisions of such primary mortgage guaranty insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Any Mortgage subject to any such primary mortgage guaranty insurance policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith.  The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.

(gg)         Capitalization of Interest.  The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(hh)         No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii)           Proceeds of Mortgage Loan.  The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

(jj)           Origination Date.  The origination date is no earlier than [***] days prior to the related Purchase Date.

(kk)         No Exception.  Custodian has not noted any material exceptions on a Custodial Loan Schedule and Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(ll)           Occupancy of Mortgaged Property.  As of the date of origination of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law; as of the date of origination, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities.

(mm)      [Reserved].

(nn)         Transfer of Mortgage Loans.  Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(oo)         Consolidation of Future Advances.  Any principal advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single

Schedule 1-9

interest rate and single repayment term.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(pp)         No Balloon Payment.  No Mortgage Loan has a balloon payment feature.

(qq)         [Reserved].

(rr)           Down payment.  The source of the down payment with respect to each Mortgage Loan has been fully verified by Seller as required by the Agencies and Underwriting Guidelines.

(ss)          Calculation of Interest.  Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve (12) thirty (30) day months.

(tt)           Mortgaged Property Undamaged; No Condemnation Proceedings.  As of origination of the Mortgage Loan, and to Seller’s knowledge as of the Purchase Date, (i) there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property, and (ii) the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.

(uu)         No Violation of Environmental Laws.  To Seller’s knowledge, there does not exist on the Mortgaged Property any hazardous substances, as such term is defined in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or other applicable federal, state or local environmental laws including, without limitation, asbestos, in each case in excess of the permitted limits and allowances set forth in such environmental laws to the extent such laws are applicable to the Mortgaged Property and to Seller’s knowledge, there exists no violation of any local, state or federal environmental law, rule or regulation with respect to such Mortgaged Property.  To Seller’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(vv)         Location and Type of Mortgaged Property.  The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development; provided, however, that any condominium project or planned unit development conforms with the applicable Agency requirements regarding such dwellings or shall conform to the Underwriting Guidelines, and no residence or dwelling is a mobile home or a manufactured dwelling.  No portion of the Mortgaged Property is used for commercial purposes; provided that the Mortgaged Property may be a mixed-use property if such Mortgaged Property conforms to the Underwriting Guidelines.

Schedule 1-10

(ww)       Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(xx)         Servicemembers Civil Relief Act of 2003.  The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(yy)         Reserved.

(zz)         Reserved.

(aaa)      Leaseholds.  If the Mortgage Loan is secured by a long-term residential lease, such lease conforms to the applicable Agency guidelines and Underwriting Guidelines.

(bbb)      Prepayment Penalty.  No Mortgage Loan is subject to a prepayment penalty.

(ccc)       Predatory Lending Regulations; High Cost Loans.  No Mortgage Loan (i) is classified as a High Cost Mortgage Loan, or (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions).

(ddd)      Tax Service Contract.  Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.

(eee)       Flood Certification Contract.  If the Mortgage Loan is located in a flood zone (where coverage is required by the Flood Disaster Protection Act of 1973, as amended), Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable to Buyer.

(fff)        Recordation.  Each original Mortgage was sent for recordation and is recorded or in the process of recordation and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Seller, or is in the process of being recorded.  Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(ggg)       Simple Interest Mortgage Loans.  To Seller’s knowledge, none of the Mortgage Loans is a simple interest mortgage loan.

(hhh)      Compliance with Anti-Money Laundering Laws.  With respect to each Mortgage Loan originated by Seller, Seller has complied with all applicable Anti-Money Laundering Laws; Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money

Schedule 1-11

Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.  With respect to each Mortgage Loan acquired by Seller from a third party, Seller has obtained assurances that such third party has complied with all applicable Anti-Money Laundering Laws; has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(iii)          Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Asset is located in any jurisdiction other than in one (1) of the fifty (50) states of the United States of America or the District of Columbia.

(jjj)         [Reserved].

(kkk)      Single-Premium Credit Life Insurance.  None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies at origination.

(lll)          FICO.  No Mortgage Loan has a FICO score below the requirement set forth in the Underwriting Guidelines.

(mmm)  [Reserved].

(nnn)      Litigation.  There is no litigation, proceeding, governmental investigation or class action lawsuit existing or pending with respect to which Seller has received service of process or to the knowledge of Seller threatened, or any order, injunction, decree or settlement agreement outstanding, relating to or arising out of the Mortgage Loan that could reasonably be expected to have a material adverse effect on the Mortgage Loan or Buyer’s interest therein.

(ooo)      FHA Mortgage Insurance; VA Loan Guaranty; USDA Loan Guaranty.  With respect to the FHA Loans, the FHA Mortgage Insurance Contract is, or is eligible to be, in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance.  With respect to the VA Loans, the VA Loan Guaranty Agreement is, or is eligible to be, in full force and effect to the maximum extent stated therein.  With respect to the USDA Loans, such USDA Loan is guaranteed, or is eligible to be guaranteed, by an USDA Guaranty, under the USDA Regulations and there exists no impairment to full recovery without indemnity to the USDA under the USDA Guaranty.  There are no defenses, counterclaims, or rights of setoff affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty or USDA guaranty with respect to the Mortgage Loans.  Each FHA Loan, VA Loan and USDA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

Schedule 1-12

(ppp)      Ability to Repay.  Notwithstanding anything to the contrary set forth in this Repurchase Agreement, on and after January 10, 2014 (or such later date as the relevant regulations may go into effect) (i) before the consummation of each Mortgage Loan, the Originator made a reasonable and good faith determination that the Mortgagor has a reasonable ability to repay the loan according to its terms, and that at a minimum, the Originator underwrote the loan in accordance with the underwriting factors set forth in 12 CFR 1026.43(c); and (ii) each Mortgage Loan is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e).

(qqq)      Additional Requirements.  Each Mortgage Loan complies with any additional requirements set forth in the Pricing Side Letter.

(rrr)         TRID Compliance.  With respect to each Mortgage Loan where the Mortgagor’s loan application for the Mortgage Loan was taken on or after October 3, 2015, such Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

Schedule 1-13

SCHEDULE 2

CURRENT INDEBTEDNESS

Schedule 2-1

SCHEDULE 3

NOTICES; AUTHORIZED REPRESENTATIVES

SELLER NOTICES

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362

With copies to:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362

and

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362
Attention: Legal Department
Email: legal@amerihome.com

BUYER NOTICES

Royal Bank of Canada
200 Vesey Street
New York, New York 10281
Attention: Marc Flamino
Telecopier No.: (212) 858-7437
Telephone No.: (212) 618-2523

Schedule 3-1

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller Parties under this Repurchase Agreement:

Authorized Representatives for execution of Program Agreements and amendments:

Name	Title	Signature

Authorized Representatives for execution of Transaction Requests:

Name	Title	Signature

Schedule 3-2

SCHEDULE 4

WIRING INSTRUCTIONS

Seller’s Wire Instructions:

Bank name:
ABA:
Account number:
Account name:
FFC section:
Reference:

Buyer’s Wire Instructions:

Bank:
ABA No.:
Account No.:
Reference:

These wiring instructions may not be changed except by an authorized representative of Buyer or Seller, as applicable.  Buyer shall be entitled to rely on these wiring instructions without further inquiry or verification.

Schedule 4-1

EXHIBIT A

TRANSACTION CONFIRMATION

[       ] [   ], 20[  ]

AMERIHOME MORTGAGE COMPANY, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362
Attention: Kathleen Conte
Confirmation No.:

Ladies/Gentlemen:

This letter confirms our agreement to purchase from you the Eligible Mortgage Loans listed in Appendix I hereto, pursuant to the Master Repurchase Agreement governing purchases and sales of Mortgage Loans between us, dated as of August 16, 2019 (the “Repurchase Agreement”), as follows:

Purchase Date:            ,

Mortgage Loans to be Purchased:  See Appendix I hereto.

Aggregate Principal Amount of Purchased Assets:

Aggregate Asset Value:

Aggregate Purchase Price:

Weighted Average Pricing Rate:

Weighted Average Post-Default Rate:

Weighted Average Purchase Price Percentage:

LIBOR Rate:

Weighted Average Pricing Spread:

Repurchase Date:

Aggregate Repurchase Price:

Exhibit A-1

ROYAL BANK OF CANADA

By:
Name:
Title: Authorized Signatory

Exhibit A-2

EXHIBIT B

RESERVED

Exhibit B-1

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE AND RESOLUTIONS

CERTIFICATE OF AN OFFICER OF SELLER

The undersigned,             of AMERIHOME MORTGAGE COMPANY, LLC, a Delaware limited liability company (the “Seller”), hereby certifies as follows:

Attached hereto as Exhibit A is a true, correct and complete copy of the formation documents of Seller, as certified by the Secretary of State of the State of Delaware.

Neither any amendment to the formation documents of Seller nor any other charter document with respect to Seller has been filed, recorded or executed since                                             , 20  , and no authorization for the filing, recording or execution of any such amendment or other charter document is outstanding.

Attached hereto as Exhibit B is a true, correct and complete copy of the By-laws of Seller as in effect as of the date hereof and at all times since              , 20  .

Attached hereto as Exhibit C is a true, correct and complete copy of resolutions adopted by the Board of Directors of Seller by unanimous written consent on            , 20  (the “Resolutions”).  The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the Board of Directors of Seller or by any committee of or designated by such Board of Directors relating to the execution and delivery of, and performance of the transactions contemplated by the Master Repurchase Agreement dated as of August 16, 2019 (the “Repurchase Agreement”), between Seller and Royal Bank of Canada (the “Buyer”) and the Custodial and Disbursement Agreement dated as of August 16, 2019, among Seller, Buyer and Deutsche Bank National Trust Company, as custodian and disbursement agent (in each of such capacities, the “Custodian” or the “Disbursement Agent”).

The Repurchase Agreement and the Custodial and Disbursement Agreement are substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.

The undersigned, as officers of Seller or as attorney-in-fact, are authorized to and have signed manually the Repurchase Agreement, the Custodial and Disbursement Agreement or any other document delivered in connection with the transactions contemplated thereby, were duly elected or appointed, were qualified and acting as such officer or attorney-in-fact at the respective times of the signing and delivery thereof, and were duly authorized to sign such document on behalf of Seller, and the signature of each such person appearing opposite such person’s name below is the genuine signature of each such person.

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the       day of           , 20 .

Exhibit C-1

AMERIHOME MORTGAGE COMPANY, LLC, as Seller

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that AmeriHome Mortgage Company, LLC (“Seller”) hereby irrevocably constitutes and appoints Royal Bank of Canada (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name or otherwise, from time to time in Buyer’s good faith discretion:

(a)                                 to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time) dated August 16, 2019 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to such Assets whenever payable;

(b)                                 to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(c)                                  (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer directs; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vi) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of the Repurchase Agreement, all as fully and effectively as Seller might do;

(d)                                 for the purpose of carrying out the transfer of servicing with respect to the Assets from Seller to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be

Exhibit D-1

sent “good-bye” letters to all mortgagors under the Assets, transferring the servicing of the Assets to a successor servicer appointed by Buyer in its sole discretion; and

(e)                                  for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Seller hereby ratifies all that said attorneys lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and is irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and do not impose any duty upon it to exercise any such powers.  Buyer is accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents are responsible to Seller for any act or failure to act hereunder, except for its or their negligence, bad faith or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF IS INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION HAS BEEN RECEIVED BY SUCH THIRD PARTY.

[SIGNATURE PAGES FOLLOW]

Exhibit D-2

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this     day of           , 20   .

AMERIHOME MORTGAGE COMPANY, LLC

By:
Name:
Title:

STATE OF	)
) ss.:
COUNTY OF	)

On the            day of           , 20   before me, a Notary Public in and for said State, personally appeared                    , known to me to be                     of AmeriHome Mortgage Company, LLC, the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

Exhibit D-3

EXHIBIT E

FORM OF WAREHOUSE LENDER’S RELEASE LETTER

Attention:
Facsimile:

Re:                             Certain Mortgage Loans Identified on Schedule A hereto and owned by

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the mortgage loan(s) described in the attached Schedule A, such release to be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds of                    , which shall constitute the Payoff Amount, as defined in the Bailee Letter, dated [         ], between Deutsche Bank National Trust Company and [         ], in accordance with the following wire instructions:

Bank: [       ]

ABA: [ ]

Reference: [                              ]

Acct #: [  ]

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title:

Exhibit E-1

EXHIBIT F

FORM OF SERVICER NOTICE

[Date]

[                    ], as Servicer
[ADDRESS]
Attention:

Re:                             Master Repurchase Agreement, dated as of August 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and between AmeriHome Mortgage Company, LLC (the “Seller”) and Royal Bank of Canada (the “Buyer”).

Ladies and Gentlemen:

[                                            ] (the “Servicer”) is servicing certain mortgage loans (the “Mortgage Loans”) owned by the Seller pursuant to the Servicing Agreement (the “Servicing Agreement”).  The Servicer is hereby notified that pursuant to the Repurchase Agreement, the Seller has pledged to Buyer certain mortgage loans which are serviced by Servicer and which are subject to a security interest in favor of Buyer.

Section 1.                                          Remittance to Collection Account; Notice of Default.

(a)                                 The Servicer shall segregate all amounts (the “Servicing Income”) collected on account of the Mortgage Loans which are then pledged to Buyer under the Repurchase Agreement (the “Subject Mortgage Loans”), hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with the below instructions.  Servicer shall follow the instructions only of Buyer with respect to the Subject Mortgage Loans, and shall deliver to Buyer any information with respect to the Subject Mortgage Loans reasonably requested by Buyer.  Upon the occurrence and during the continuance of an Event of Default under the Repurchase Agreement, upon Buyer’s direction the Servicer shall remit to Buyer all Servicing Income in accordance with Buyer’s written instructions no later than [***] following receipt thereof.

(b)                                 Upon written notice following the occurrence and during the continuance of an Event of Default, Buyer will have the right to immediately terminate Servicer’s right to service the Subject Mortgage Loans without payment of any penalty or termination fee under the Servicing Agreement.  Upon receipt of such notice, Seller and the Servicer shall cooperate in transferring the applicable servicing of the Subject Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(c)                                  Notwithstanding anything set forth in the Servicing Agreement, Seller shall bear all responsibility for all fees, reimbursements and expenses due to Servicer and will not be entitled to withdraw such amounts from the Servicer Account established under the Servicing Agreement.

Exhibit F-1

(d)                                 Buyer is an intended third party beneficiary of the Servicing Agreement and has the right to terminate the Servicing Agreement with full enforcement rights thereunder.

(e)                                  Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or notice delivered by Buyer.

Section 2.                                          Servicer as Bailee.  Servicer hereby acknowledges and agrees that on receipt of any Asset File, it shall hold such Asset File as bailee for Buyer.

Section 3.                                          Counterparts.  This Servicer Notice may be executed in any number of counterparts, all of which taken together constitutes one and the same instrument, and each party hereto may execute this Servicer Notice by signing any such counterpart.

Section 4.                                          Entire Agreement.  This Servicer Notice, together with the other Facility Documents, constitutes the entire understanding between Buyer, Seller and Servicer with respect to the subject matter they cover and supersedes any existing agreements between the parties relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto will be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

Section 5.                                          Governing Law; Jurisdiction; Waiver of Trial by Jury.

(f)                                   THIS SERVICER NOTICE IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(g)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)                                    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SERVICER NOTICE AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)                                CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)                            AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY

Exhibit F-2

REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER WILL HAVE BEEN NOTIFIED;

(iv)                             AGREES THAT NOTHING HEREIN AFFECTS THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMITS THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v)                                 WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SERVICER NOTICE, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Exhibit F-3

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.

Very truly yours,

ROYAL BANK OF CANADA

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[SERVICER]

By:
Name:
Title:

AMERIHOME MORTGAGE COMPANY, LLC

By:
Name:
Title:

Exhibit F-4